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                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (this "AGREEMENT") made as of February 27, 1997, between Grafalloy Acquisition Corporation, a Delaware corporation (the "COMPANY"), and William Gerhart, an individual (the "EXECUTIVE"),

                          W I T N E S S E T H  T H A T:

     WHEREAS, the Company desires to employ Executive as one of its senior executive officers for the period and upon and subject to the terms herein provided; and

     WHEREAS, the Company desires to be assured that Executive will not compete with the Company for the period and within the geographical areas hereinafter specified; and

     WHEREAS, Executive is willing to agree to be employed by the Company for the period and upon and subject to the terms herein provided; and

     WHEREAS, Executive does not desire to work for the Company in a position lower than that of an executive officer and is willing to agree not to compete with the Company;

     NOW, THEREFORE, in consideration of the premises, the parties hereto covenant and agree as follows:

     SECTION 1. TERM OF EMPLOYMENT; COMPENSATION. The Company agrees to employ Executive from the date hereof until December 31, 1999, in an executive capacity, as President and Chief Executive Officer and Director, with the responsibilities and benefits normally associated with such position. The Company will pay Executive for his services during the term of the Executive's employment hereunder at an annual rate of not less than One Hundred Twenty-Five Thousand Dollars ($125,000), payable in arrears, in equal installments, in accordance with standard Company practice, but in any event not less often than monthly, subject only to such payroll and withholding deductions as are required by law. Executive's base salary shall be subject to annual review by the Board of Directors of the Company, or any compensation committee established by such Board of Directors; provided that Executive's base salary may not be reduced below $125,000 per annum. Executive shall also be entitled to receive a bonus of 100% of base salary after each year of employment under this Agreement, contingent upon achieving earnings before interest, taxes, depreciation and amortization determined in accordance with generally accepted accounting principle consistently followed ("EBITDA") in fiscal 1997 of $1,787,000, EBITDA in fiscal 1998 of $3,000,000, and EBITDA in fiscal 1999 of $5,900,000. As of the date of this Agreement, the Company shall cause Executive to be granted an option to purchase up to 50,000 shares of common stock, $0.01 par value per share, of The American Materials & Technologies Corporation ("AMT COMMON STOCK"), at a purchase price of $5.00 per share. Executive shall be eligible to receive an option to purchase up to 100,000 shares of AMT Common Stock at a purchase price of $5.00 per share, subject to the successful completion of the acquisition identified on EXHIBIT A hereto. All options granted in accordance with this Section 1


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shall vest in three equal consecutive annual installments, the first installment of which shall vest February 27, 1998, and shall be subject to the other terms and conditions customarily attached to options issued by The American Materials
& Technologies Corporation under its 1996 Incentive and Nonqualified Stock
Option Plan. Notwithstanding the preceding sentence of this Section 1, all options granted pursuant to Section 1 hereof shall fully vest upon and immediately prior to any sale of all or substantially all of the assets of AMT, the merger of AMT with any other corporation or other entity as a result of or as a part of any change-in-control of AMT.

     SECTION 2. OFFICE AND DUTIES. Executive shall have responsibility, subject to the Board of Directors of the Company, for participating in the management and direction of the Company's business and operations and shall perform such tasks and duties as may from time to time be assigned to the Executive by the Board of Directors; provided that Executive's duties shall not be inconsistent with Executive's title and position within the Company. Executive shall devote substantially all of his business time, labor, skill, undivided attention and best ability to the performance of his duties hereunder. During the term of his employment, Executive shall not directly or indirectly pursue any other business activity without the Company's prior written consent. Executive agrees that he will travel to whatever extent is reasonably necessary in the conduct of the Company's business, provided, however, that Executive shall not be required to move his residence from the San Diego, California area.

     SECTION 3. EXPENSES. Executive shall be entitled to prompt reimbursement for expenses incurred by him in connection with the performance of his duties hereunder upon receipt of vouchers therefor in accordance with such procedures as the Company has heretofore or may hereafter establish.

     SECTION 4. VACATION DURING EMPLOYMENT. Executive shall be entitled to such reasonable vacations as may be allowed by the Company in accordance with general practices to be established, but in any event not less than three (3) weeks during each twelve (12) month period.

     SECTION 5. ADDITIONAL BENEFITS. Nothing herein contained shall preclude Executive, to the extent he is otherwise eligible, from participation in all group insurance programs or other fringe benefit plans which the Company may hereafter in its sole and absolute discretion make available generally to its employees, but the Company shall not be required to establish or maintain any such program or plan.

     SECTION 6. TERMINATION OF EMPLOYMENT. (a) Notwithstanding any other provision of this Agreement, Executive's employment may be terminated:

          (i) By the Company without cause upon not less than thirty (30) days' written notice in which event the Company shall pay to Executive an amount equal to the base salary required to be paid for the remainder of this Agreement, all of Executive's options granted pursuant to this Agreement shall accelerate and such options shall become immediately exercisable and any bonus amounts earned under this Agreement shall become payable to Executive as follows: no later than 4 months following the end of the fiscal year in which such termination takes place pursuant to this SECTION 6(a)(i), Executive shall be entitled to receive a bonus

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 calculated pursuant to SECTION 1 hereof but payable only on a pro rata basis according to the number of months of employment completed during such fiscal year.

          (ii) By the Company for "CAUSE" (as hereafter defined) in which event the Company's obligation to pay future compensation hereunder shall cease forthwith, except for any obligation of the Company under any compensation or benefit plan in which Executive is then a vested beneficiary. "CAUSE" means:

               (A) Executive's material failure, refusal or inability to perform, neglect of or carrying out in an irresponsible way his duties hereunder, or breach of any one or more of the material provisions of this Agreement, which shall have continued for a period of thirty (30) days (or such longer period as is reasonably required to cure such breach with diligent and good faith effort) after written notice to Executive from the Chairman or other representative of the Board of Directors of the Company specifying such breach or failure and which shall not have resulted from a breach of any material provision of this Agreement by the Company;

               (B) inability of Executive to discharge his duties hereunder for one or more periods totaling three (3) consecutive months during any consecutive twelve (12) month period due to illness, accident or other disability (mental or physical); or

               (C) conviction of Executive for any crime involving moral turpitude or any other illegal act that materially and adversely reflects upon the business, affairs or reputation of the Company or on Executive's ability to perform his duties hereunder.

          (iii) By the Executive for any reason upon fourteen (14) days' written notice, in which event the Company's obligation to pay future compensation hereunder shall cease forthwith, except for any obligation of the Company under any compensation or benefit plan in which Executive is then a vested beneficiary; PROVIDED, HOWEVER, that if such termination by the Executive is the result of a material breach by the Company of the terms hereof which continues for ten (10) days (or such longer period as is reasonably required to cure such breach with diligent and good faith effort) after the Company's receipt written notice thereof, then the Company shall pay to Executive an amount equal to the base salary required to be paid for the remainder of this Agreement and any bonus amounts earned under this Agreement and vesting of all of Executive's options granted pursuant to this Agreement shall accelerate and such options shall become immediately exercisable and any bonus amounts earned under this Agreement shall become payable to Executive as follows: no later than 4 months following the end of the fiscal year in which such termination takes place pursuant to this SECTION 6(a)(iii), Executive shall be entitled to receive a bonus calculated pursuant to SECTION 1 hereof but payable only on a pro rata basis according to the number of months of employment completed during such fiscal year.

     (b) In the event of Executive's death during the term of his employment, the Company's

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obligation to pay further compensation hereunder shall cease forthwith, except that Executive's legal representative shall be entitled to receive his fixed compensation for the period up to the last day of the month in which such death shall have occurred.

     SECTION 7. DISCLOSURE AND ASSIGNMENT OF INTELLECTUAL PROPERTY. Executive shall promptly disclose to the Company and any successor or assign of the Company, and grant to the Company, and its successors and assigns (without any separate remuneration or compensation other than that received by him from time to time in the course of his employment) his entire right, title and interest throughout the world in and to all research, information, inventions, designs, procedures, developments, discoveries, improvements, patents and applications therefor, trademarks and applications therefor, copyrights and applications therefor, trade secrets, drawings, plans, systems, methods, specifications, and all other manufacturing, engineering, technical, research and development data and know-how (herein sometimes "INTELLECTUAL PROPERTY") made, conceived, developed and/or acquired by him solely or jointly with others during the period of his employment with the Company, which relate to the manufacture, production or processing of any products developed or sold by the Company during the term of this Agreement or which are within the scope of or usable in connection with the Company's business as it may, from time to time, hereafter be conducted or proposed to be conducted. (It is understood and agreed that Executive has heretofore disclosed to the Company, and assigned to it, all Intellectual Property now known to him over which he has any control.) Executive agrees to execute all appropriate patent applications securing all United States and foreign patents on all Intellectual Property, and to do, execute and deliver any and all acts and instruments that may be necessary or proper to vest all Intellectual Property in the Company or its nominee or designee and to enable the Company, or its nominee or designee, to obtain all such patents; and Executive agrees to render to the Company, or its nominee or designee, all such assistance as it may require in the prosecution of all such patent applications and applications for the re-issue of such patents, and in the prosecution or defense of all interferences which may be declared involving any of said patent applications or patents, but the expense of all such assignments and patent applications, or all other proceedings referred to herein above, shall be borne by the Company. Executive shall be entitled to fair and reasonable compensation for any such assistance requested by the Company or its nominee or designee and furnished by him after the termination of his employment.

     SECTION 8. CONFIDENTIALITY. Executive shall not, either during the period of his employment with the Company or thereafter, reveal or disclose to any person outside the Company or use for his own benefit, without the Company's specific written authorization, whether by private communication or by public address or publication or otherwise, any information not already lawfully generally available to other companies in the business of manufacturing or marketing golf- related products concerning any Intellectual Property, or any marketing technique or cost method, or any customer, mailing or supplier list, whether or not supplied by the Company, and whether or not made, developed and/or conceived by Executive or by others in the employ of the Company. All originals and copies of any of the foregoing, relating to the business of the Company, however and whenever produced, shall be the sole property of the Company. Upon the termination of Executive's employment in any manner or for any reason, Executive shall promptly surrender to the Company all copies of any of the foregoing, together with any other documents, materials, data, information and equipment belonging to or

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relating to the Company's business and in his possession, custody or control, and Executive shall not thereafter retain or deliver to any other person, any of the foregoing or any summary or memorandum thereof.

     SECTION 9. RESTRICTION. The Company has invested and may in the future be required to invest substantial sums of money, directly or indirectly, to continue and expand the business conducted by it and in connection therewith, and as Executive recognizes that the Company would be substantially injured by Executive disclosing to others, or by Executive using for his own benefit, any Intellectual Property or any of the other types of information referred to in
SECTION 8 or other confidential or secret information he has obtained or developed or shall obtain or develop as an employee of the Company, or which he may now possess and which he has made available to the Company, Executive agrees that during the period of his employment hereunder and for a period ending one year after termination of employment:

          (a) Neither he nor any member of his family will be interested, directly or indirectly, as an investor in any other business or enterprise in the United States engaged in the business of the manufacture and marketing of advanced composite golf shaft products in competition with the Company (except as an investor in securities listed on a national securities exchange or actively traded over the counter so long as such investments are in amounts not significant as compared to his total investments or to the aggregate of the outstanding securities of the issuer of the same class or issue); and

          (b) He will not, directly or indirectly, for his own account or as employee, officer, director, partner, joint venturer or otherwise, engage within the United States or elsewhere, in any phase of the business of the manufacture and marketing of advanced composite golf shaft products in competition with the Company in such geographic area in any other business in which the Company is engaged and for which he has responsibility.

     Executive and the Company are of the belief that the period of time and the area herein specified are reasonable, in view of the nature of the business in which the Company is engaged and proposes to engage, the state of its product development and Executive's knowledge of this business. However, if such period or such area should be adjudged unreasonable in any judicial proceeding, then the period of time shall be reduced by such number of months or such area shall be reduced by elimination of such portion of such area, or both, as are deemed unreasonable, so that this covenant may be enforced in such area and during such period of time as is adjudged to be reasonable.

     SECTION 10. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been given when delivered or three (3) days after mailing if mailed by first-class, registered or certified mail, postage prepaid, addressed (a) if to Executive, at 4323 Resmar Road, Lamesa, CA 91941, with a copy to Messrs. O'Connor, Cavanaugh, Anderson, Killingworth & Beshears, One East Canelback Road, Suite 1100, Phoenix, Arizona 85012-1656,
Attn: John Furman, Esq., or to such other person(s) or address(es) as Executive shall have furnished to the Company in writing; and (b) if to the Company, Grafalloy Corporation, 1020 North Marshall Avenue, El Cajon, California 92020, with copies to The American Materials &

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Technologies Corporation, 5915 Rodeo Road, Los Angeles, California 90016 and
David A. Broadwin, Esq., c/o Foley, Hoag & Eliot LLP, One Post Office Square, Boston, Massachusetts 02109, or to such other person(s) or address(es) as the Company shall have furnished to Executive in writing.

     SECTION 11. ASSIGNABILITY. In the event that the Company shall be merged with, or consolidated into, any other corporation owned wholly by The American Materials & Technologies Corporation ("AMT"), or in the event that it shall sell and transfer substantially all of its assets to another corporation owned wholly by AMT, the terms of this Agreement shall inure to the benefit of, and be assumed by, the corporation resulting from such merger or consolidation, or to which the Company's assets shall be sold and transferred. This Agreement shall not be assignable by Executive, but it shall be binding upon, and to the extent provided in SECTION 6 shall inure to the benefit of, his heirs, executors, administrators and legal representatives.

     SECTION 12. ENTIRE AGREEMENT. This Agreement contains the entire agreement between the Company and Executive with respect to the subject matter thereof and there have been no oral or other agreements of any kind whatsoever as a condition precedent or inducement to the signing of this Agreement or otherwise concerning this Agreement or the subject matter hereof.

     SECTION 13. EXPENSES. Each party shall pay its own expenses incident to the performance or enforcement of this Agreement, including all fees and expenses of its counsel for all activities of such counsel undertaken pursuant to this Agreement, except as otherwise herein specifically provided.

     SECTION 14. EQUITABLE RELIEF. Executive recognizes and agrees that the Company's remedy at law for any breach of the provisions of SECTIONS 7, 8 OR 9 hereof would be inadequate, and he agrees that for breach of such provisions, the Company shall, in addition to such other remedies as may be available to it at law or in equity or as provided in this Agreement, be entitled to injunctive relief and to enforce its rights by an action for specific performance to the extent permitted by law. Should Executive engage in any activities prohibited by this Agreement, he agrees to pay over to the Company all compensation, remunerations or moneys or property of any sort received in connection with such activities; such payment shall not impair any rights or remedies of the Company or obligations or liabilities of Executive which such parties may have under this Agreement or applicable law.

     SECTION 15. WAIVERS AND FURTHER AGREEMENTS. Any waiver of any terms or conditions of this Agreement shall not operate as a waiver of any other breach of such terms or conditions or any other term or condition, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof; PROVIDED, HOWEVER, THAT no such written waiver, unless it, by its own terms, explicitly provides to the contrary, shall be construed to effect a continuing waiver of the provision being waived and no such waiver in any instance shall constitute a waiver in any other instance or for any other purpose or impair the right of the party against whom such waiver is claimed in all other instances or for all other purposes to require full compliance with such provision. Each of the parties hereto agrees to execute all such further instruments and documents and to take all such further action as the other party may

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reasonably require in order to effectuate the terms and purposes of this
Agreement.

     SECTION 16. AMENDMENTS. This Agreement may not be amended, nor shall any waiver, change, modification, consent or discharge be effected except by an instrument in writing executed by or on behalf of the party against whom enforcement of any waiver, change, modification, consent or discharge is sought.

     SECTION 17. SEVERABILITY. If any provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflicting of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question, invalid, inoperative or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case. In addition to the foregoing, the Company may, in its sole discretion, elect to pay Executive his base salary during the one year restricted period set forth in
SECTION 9.

     SECTION 18. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and in pleading or proving any provision of this Agreement, it shall not be necessary to produce more than one of such counterparts.

     SECTION 19. SECTION HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

     SECTION 20. GENERAL PROVISIONS
                 ------------------

          (a) Executive and Company further agree that the obligations of Executive under SECTION 8 only (or, in the case of termination OTHER THAN pursuant to SECTION 6(a)(i) or pursuant to the proviso to the first sentence of
SECTION 6(a)(iii), SECTIONS 8 AND 9 only), of this Agreement shall be binding upon him irrespective of the duration of his employment by the Company, the reasons for any cessation of his employment by the Company, or the amount of his compensation and shall survive the termination of this Agreement (whether such termination is by the Company, by Executive, upon expiration of this Agreement or otherwise). No other obligations of Executive shall survive the termination of his employment by Company regardless of the reason for such termination.

          (b) Executive represents and warrants to the Company that he is not now under any obligations to any person, firm or corporation, and has no other interest which is inconsistent or in conflict with this Agreement, or which would prevent, limit or impair, in any way, the

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performance by him of any of the covenants or his duties in his said employment.

     SECTION 21. GENDER. Whenever used herein, the singular number shall include the plural, the plural shall include the singular, and the use of any gender shall include all genders.

     SECTION 22. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the law (other than the law governing conflict of law questions) of the State of California.

     IN WITNESS WHEREOF, the parties have executed or caused to be executed this Agreement as of the date first above written.

                                       GRAFALLOY ACQUISITION CORPORATION

                                       By: /s/  Paul W. Pendorf
                                          ---------------------------

                                       Name: Paul W. Pendorf
                                            -------------------------

                                       Title: Chief Executive Officer
                                             ------------------------

                                       /s/  William Gerhart
                                       -----------------------------
                                       Executive





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